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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 20(f) of the Investment Company Act of 1949

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person

     OrbiMed Advisors LLC
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     767 Third Avenue, 6th Floor
--------------------------------------------------------------------------------
                                    (Street)

     New York                        New York               10010
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     September 8, 2000

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Enchira Biotechnology Corporation ("ENBC")

________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
              (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)


________________________________________________________________________________

6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)      4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)           (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                          410,000 shares              I                   for Caduceus Capital Trust
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          210,000 shares              I                   for Caduceus Capital II, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          600,000 shares              I                   for PaineWebber Eucalyptus Fund, LLC
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           35,000 shares              I                   for PaineWebber Eucalyptus Fund, Ltd.
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                         3. Title and Amount                    5. Owner-
                                            of Securities                          ship
                                            Underlying Derivative                  Form of
                2. Date Exercisable         Security (Instr. 4)                    Derivative
                   and Expiration Date   ------------------------  4. Conver-      Security:
                   (Month/Day/Year)                    Amount         sion or      Direct      6. Nature of
1. Title of     ----------------------                 or             Exercise     (D) or         Indirect
   Derivative   Date       Expira-                     Number         Price of     Indirect       Beneficial
   Security     Exer-      tion                        of             Derivative   (I)            Ownership
   (Instr. 4)   cisable    Date          Title         Shares         Security     (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
warrants         9/8/00     9/8/02       common stock  123,600        $7.44        I           for Cadeceus Capital Trust
------------------------------------------------------------------------------------------------------------------------------------
warrants         9/8/00     9/8/02       common stock   63,000        $7.44        I           for Cadeceus Capital II, L.P.
------------------------------------------------------------------------------------------------------------------------------------
warrants         9/8/00     9/8/02       common stock  180,000        $7.44        I           for PaineWebber Eucalyptus Fund, LLC
------------------------------------------------------------------------------------------------------------------------------------
warrants         9/8/00     9/8/02       common stock   10,500        $7.44        I           for PaineWebber Eucalyptus Fund, Ltd.
====================================================================================================================================

Explanation of Responses:

** Intentional misstatements or omissions of fact constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Orbimed Advisors LLC

By:  /s/ Samuel D. Isaly                                     October 16, 2000
--------------------------------                             ----------------
Name:  Samuel D. Isaly                                             Date
Title: Managing Member

** Signature of Reporting Person


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

                             Other Reporting Persons

                     Designated Filer - OrbiMed Advisors LLC
                             Date of Event - 9/8/00
               Issuer - Enchira Biotechnology Corporation ("ENBC")

Caduceus Capital Trust
c/o OrbiMed Advisors LLC
767 Third Avenue, 6th Floor
New York, NY  10010

Caduceus Capital II, L.P.
c/o OrbiMed Advisors LLC
767 Third Avenue, 6th Floor
New York, NY  10010

PaineWebber Eucalyptus Fund, LLC
c/o OrbiMed Advisors LLC
767 Third Avenue, 6th Floor
New York, NY 10010

PaineWebber Eucalyptus Fund, Ltd.
c/o OrbiMed Advisors LLC
767 Third Avenue, 6th Floor
New York, NY  10010

                   Signature Page for Other Reporting Persons

Caduceus Capital Trust

         By: /s/  Samuel D. Isaly
         --------------------------
         Name:    Samuel D. Isaly
         Title:   Portfolio Manager

Caduceus Capital II, L.P.

         By: /s/  Samuel D. Isaly
         --------------------------
         Name:    Samuel D. Isaly
         Title:   Portfolio Manager

PaineWebber Eucalyptus Fund, LLC

         By: /s/  Samuel D. Isaly
         --------------------------
         Name:    Samuel D. Isaly
         Title:   Portfolio Manager

PaineWebber Eucalyptus Fund, Ltd.

         By: /s/  Samuel D. Isaly
         --------------------------
         Name:    Samuel D. Isaly
         Title:   Portfolio Manager